                                                                  EXHIBIT (10)-8

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between The Banc Corporation (the "Company"), and JAMES A. TAYLOR, JR., an individual resident of Alabama (the "Executive"), as of the 1st day of January, 1999.

         1. Employment. The Company hereby employs the Executive as Executive Vice President, General Counsel and Secretary of the Company and as Executive Vice President, General Counsel, Secretary and Director of The Bank, a wholly owned subsidiary of the Company, and any other position agreed upon by the parties; the Company agrees to use its best efforts to cause Executive to be elected as a member of the Company's Board of Directors; and Executive hereby agrees to serve the Company (and the Bank) in the foregoing capacities, upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position that may be set forth in the Company's bylaws or assigned by the Company's Board from time to time. The Executive shall devote his business time, attention, skill and efforts to the performance of his duties hereunder. The Executive may devote reasonable periods of time to serve as a director or advisor to other organizations, to charitable and community activities and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company.

         2. Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall be for a term (the "Term") of three years which term shall be reviewed at least annually by the Company's Board (or its compensation committee) for extension of the Term for an additional one-year period.

         3.       Compensation and Benefits.

         (a) Executive shall receive a base salary of $162,500 per annum. The base salary shall be paid monthly. The Company's Board (or its compensation committee) shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate. The Company or The Bank shall also pay to the Executive Directors' fees for serving on the various Boards of Directors of the Company, The Bank or any branches of The Bank or any other subsidiaries of the Company or The Bank. In addition, the Company's Board of Directors shall annually consider the Executive's performance and determine if a bonus is appropriate.

         (b) The Executive shall participate in all retirement, welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Company now or hereafter applicable to the Executive or applicable generally to employees of the Company or to a class of employees that includes senior executives of the Company. In any period during the Term that the Executive is subject to a Disability, and during the 180-day period of physical or mental infirmity leading up to the Executive's Disability, the amount of the Executive's compensation provided under this Section 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries.

         (c) The Company shall provide to the Executive an automobile owned or leased by the Company of a make and model appropriate to the Executive's status or, in lieu thereof, shall provide the Executive with an annual allowance of not less than $15,000 to partially cover the cost of the business use of an automobile owned or leased by the Executive.

         (d) The Company shall reimburse the Executive's reasonable expenses for initiation fees, dues and capital assessments for athletic, country and dining club memberships held by the Executive; provided, however, that if the Executive during the term of his employment with the Company ceases his membership in any such clubs and any bonds or other capital payments made by the Company are repaid to the Executive, the Executive shall pay over such payments to the Company.

         (e) The Company shall reimburse the Executive for travel, seminar and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the historic practices of the Company.

         (f) Executive shall be entitled to three weeks of paid vacation per year.

         4.       Termination.

         (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                  (i)      upon the death of the Executive;

                  (ii) by the Company due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

                  (iii) by the Company for Cause upon delivery of a Notice of Termination to the Executive; and

                  (iv) by the Executive for Good Reason upon delivery of a Notice of Termination to the Company after any occurrence of a Change in Control or in the event of a Constructive Termination.

         (b) If the Executive's employment with the Company shall be terminated during the Term (i) by reason of the Executive's death, or (ii) by the Company for Disability or Cause, the Company shall pay to the Executive (or in the case of his death, the Executive's estate) within fifteen days after the Termination Date a lump sum cash payment equal to the Accrued Compensation and, if such termination is other than by the Company for Cause, the Pro Rata Bonus.

         (c) If the Executive's employment with the Company shall be terminated by the Company in violation of this Agreement, by the Executive for Good Reason or in the event of a Constructive Termination, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                  (i) the Company shall pay the Executive in cash within fifteen days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

                  (ii) the Company shall pay to the Executive in cash at the end of each of the thirty-six consecutive 30-day periods following the Termination Date an amount equal to one-twelfth of the sum of the Base Amount (including any increases in base salary) plus the Bonus Amount (including any increases in bonus amount) plus all benefits provided in
         Section 3 and all Director's fees, including retainers, to which the Executive would be entitled for the same period, or within 30 days, at the Executive's option, a lump sum equal to the present value of the payments due under this paragraph (c)(ii); provided, however, that such lump sum amount shall be reduced to its net present value assuming an interest rate equal to six percent (6%) and 36 equal monthly payments commencing on the Termination Date;

                  (iii) for the period from the Termination Date through the date that Executive attains the age of 75 (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) in the case of a Change in Control, to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) in other instances, to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 4(c)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during either of the periods referred to in clauses (x) and (y) above; provided, however, the Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder; provided, further, subject to the last sentence of this Section 4(c), life insurance shall not be continued longer than three years after the Termination Date, even if the Executive has not obtained such other benefits under another employer's benefit plan; and


                  (iv) the restrictions on any incentive awards whether now in effect for, or hereafter granted to, the Executive under any stock option plan or under any other incentive plan, deferred compensation plan, agreement or arrangement of the Company or any of its affiliates shall lapse and such incentive awards shall become 100% accrued and vested, so that, for example, all stock options and stock appreciation rights granted to the Executive shall be immediately exercisable and shall be 100% vested and any deferred compensation payable under any plan, agreement or arrangement shall accrue in total and be 100% vested and due and payable in accord with its terms. The period in which Executive may exercise any option granted shall be the full term of such option.

This Section 4(c) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits.

         (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 4(c)(iii).

         (e) In the event that any payment or benefit (within the meaning of Section 280 G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to the Executive (or for his benefit) paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his relationship with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to any such excise or other taxes (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax" and any other tax together with any such interest and penalties are herein referred to as "Other Taxes"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Excise Taxes and Other Taxes on the Payments and all Excise Taxes or Other Taxes imposed upon the Gross-Up Payment, the Executive shall retain that portion of the Gross-Up Payment equal to the Excise Tax or Other Taxes imposed upon the Payments.

         (f) The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement, and the Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

         5. Trade Secrets. The Executive shall not, at any time, either during the Term of his employment or after the Termination Date, if such Termination is for Cause, use or disclose any Trade Secrets of the Company, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

         6.       Successors; Binding Agreement.

         (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession or assignment had taken place.

         (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         7. Fees and Expenses. The Company shall pay all legal fees and related expenses incurred by the Executive as they become due as a result of (a) the Executive's termination of employment and (b) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the circumstances set forth in clauses (a) and (b) occurred on or after a Change in Control.

         8. Notice. All notices and other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or a nationally recognized overnight courier service that provides written proof of delivery, addressed to the respective addresses last given by each party to the other, provided, however, that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Chief Executive Officer of the Company.

         9. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling,

         10. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

         12. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         14. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each shall be deemed an original but all of which together shall constitute one and the same instrument.

         16. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including without limitation, (i) base salary, (ii) deferred compensation accumulated under any plan, arrangement or agreement,
(iii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to the Termination Date, and (iv) bonuses and incentive compensation, including stock options (other than the Pro Rata Bonus).

         (b) "Base Amount" shall mean the greater of the Executive's annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the 90-day period prior to a Change in Control, and shall include all amounts of his base salary that are deferred under any plans, arrangements or agreements of the Company any of its affiliates.

         (c) "Bonus Amount" shall mean the greater of (i) the most recent annual bonus paid or payable to the Executive, or, if greater, the annual bonus paid or payable for the year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Termination

Date or, if greater, the three full fiscal years ended prior to a Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

         (d) The termination of the Executive's employment shall be for "Cause" if it is a result of:

                  (i) any act that (A) constitutes, on the part of the Executive, fraud, dishonesty gross malfeasance of duty and (B) is demonstrably likely to lead to material injury to the Company or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive; or

                  (ii) the conviction (from which no appeal may be or is timely taken) of the Executive of a felony; or

                  (iii) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;

provided, however, that in the case of clause (i) above, such conduct shall not constitute Cause:

                  (x) unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive's conduct meets the criteria set forth in clause (i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires), and (C) after such hearing, the termination is evidenced by a resolution adopted in good faith by two-thirds of the members of the Board (other than the Executive); or

                  (y) if such conduct (A) was believed by the Executive in good faith to have been in or not opposed to the interests of the Company, and (B) was not intended to and did not result in the direct or indirect gain to or personal enrichment of the Executive.

         (e) A "Change in Control" shall mean the occurrence during the Term of any of the following events:

                  (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (B) the Company or any 80% owned subsidiary, or (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

                  (ii) The individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                  (iii)    Approval by stockholders of the Company of:

                           (A) A merger, consolidation or reorganization involving the Company, unless

                                    (1)      the stockholders of the Company,
                           immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corpor-ation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                                    (2)      the individuals who were members of
                           the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

                  (A transaction described in the immediately preceding clauses
                  (1) and (2) shall herein be referred to as a "Non-Control Transaction.")

                           (B) A complete liquidation or dissolution of the Company; or

                           (C)      An agreement for the sale or other
                  disposition of all or substantially all of the assets of the Company to any Person.

                  (iv) James A. Taylor ceases to be Chairman of the Board or Chief Executive Officer of the Company, or any successor corporation.

                  (v) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or
         (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agree-ment, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

         (f) "Constructive Termination" shall mean Executive's voluntary Termination of Service within ninety (90) days following the occurrence of one or more of the following events, except if such event is approved in writing by Executive prior to its occurrence:

                  (i) A material breach of this Agreement by the Company that is not remedied within thirty (30) business days after receiving written notification by Executive of such failure; or

                  (ii) A material reduction in Executive's title or responsibilities unless replaced with a new title or new responsibilities of comparable stature or value to the Company within thirty (30) business days.

         (g) "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Executive which shall not be unreasonably withheld.

         (h) "Effective Date" shall mean the day and year first above written.

         (i) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through
(viii) hereof:

                  (i) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from, or failure to reappoint or reelect him to, any such status, office, title, position or responsibility; or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office that existed at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

                  (ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

                  (iii) the Company's requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to a Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or
         (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

                  (v) the insolvency, or the filing by any person or entity, including the Company, of a petition for bankruptcy of the Company, or other relief under any other moratorium or similar law, which petition is not dismissed within 60 days;

                  (vi)     any material breach by the Company of this Agreement;

                  (vii) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of this Agreement; or

                  (viii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, required by Section 6(a) hereof.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         (j) "Notice of Termination" shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

         (k) "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365.

         (l) "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

         (m) "Termination Date" shall mean, in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

         (n) "Trade Secrets" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

                              THE BANC CORPORATION


                              By: /s/ James Mailon Kent, Jr.
                                 -----------------------------------------------
                              Its: Director and Member of Compensation Committee
                                  ----------------------------------------------

ATTEST:

----------------------------------

         -------------------
         Corporate Secretary

( CORPORATE SEAL )


                                    EXECUTIVE:


                                    /s/ James A. Taylor, Jr.              (L.S.)
                                    --------------------------------------
                                    James A. Taylor, Jr.